Exhibit 99.B(g)(2)

AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT to the custodian agreement is made as of March 25, 2025 (the “Amendment”) between SEI Exchange Traded Funds, (acting on behalf of each of its separate scries listed in Schedule A attached hereto (the “Portfolios” and collectively, the “Fund”)) an open-end management investment company organized under the laws of the Stale of Delaware and registered with the Commission under the Investment Company Act of 1940 (the 1940 Act) and Brown Brothers Harriman & Co., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or when referring to BBH&Co. in its capacity as custodian, the “Custodian”, and when referring to BBH&Co. in its capacity as transfer agent, the “TA”). SEI Investments Management Corporation (the “Adviser”), a Delaware corporation, the investment adviser to the Trust, is a party hereto with respect to Section 15 only.

WHEREAS, the Fund and the Custodian have entered into an Agreement dated as of March 24, 2022, as amended and supplemented from time to time (the “Agreement”); and

WHEREAS, the Fund and the Custodian now wish to amend the Agreement to list separate series of the Fund in Schedule A of the Agreement, as updated from time to time;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and the Custodian hereby agree, as follows:

1.	Schedule A attached hereto shall be inserted following the signature page to the Agreement (page 23) thereto and shall form a part of the Agreement.

2.	Except as amended hereby, all other provisions in the Agreement shall remain the same.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. This Amendment will come into force upon the date upon which both parties have signed and a fully executed original has been delivered to both parties, with no further proof of acceptance than the signature of the parties at the end of this document.

4.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.	This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned panics has executed this Amendment to the Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.		SEI EXCHANGE TRADED FUNDS,

By:	/s/ Kate Ahalt	By:	/s/ Stephen MacRae
Name: Kate Ahalt		Name: Stephen MacRae
Title: Managing Director		Title: Vice President

SEI INVESTMENTS MANAGEMENT CORPORATION
(with respect to Section 15 only)

By:	/s/ James Smigiel
Name: James Smigiel
Title: Vice President

SCHEDULE A
TO
CUSTODIAN and TRANSFER AGENT AGREEMENT dated March 24, 2022
between SEI EXCHANGE TRADED FUNDS
and BROWN BROTHERS HARRIMAN & CO.

(Updated March 25, 2025)

SEI Enhanced U.S. Large Cap Quality Factor ETF

SEI Enhanced U.S. Large Cap Momentum Factor ETF

SEI Enhanced U.S. Large Cap Value Factor ETF

SEI Enhanced Low Volatility U.S. Large Cap ETF

SEI Select Small Cap ETF

SEI Select International Equity ETF

SEI Select Emerging Markets Equity ETF

SEI Liquid Alternative ETF (pending launch)